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                                                                   Exhibit 99.1


             TRANS WORLD ENTERTAINMENT CORPORATION
              Contact:      John Sullivan, Executive Vice President
                            Chief Financial Officer
                            (518) 452-1242
              THE MWW GROUP
              Contact: Jeannine LaPietra (jlapietra@mww.com) (212) 704-9727 Investor Relations Counsel
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            TRANS WORLD ENTERTAINMENT TO TAKE $5.3 MILLION CHARGE IN
                     THIRD QUARTER FOR DATA PLAY INVESTMENT

                 COMMENTS ON THIRD QUARTER AND YEAR-END OUTLOOK

         Albany, NY, October 28, 2002 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced it will take a $5.3 million after tax charge in the third quarter for its June 2001 investment in Data Play, Inc., a digital content recording and distribution media company for portable hand-held consumer entertainment devices. The charge is a direct result of Data Play's filing for bankruptcy protection under Chapter 11 on October 18, 2002. The filing comes one week after the in-store arrival of pre-recorded software for Data Play's new device.

         Data Play's new digital recording format had been widely anticipated by the recording and music retailing industry as a potential replacement for the compact disk. In fact, several major consumer electronics retailers have been selling Data Play devices in advance of the release of popular music on this new format. While Trans World stores had not yet received any of the new format recordings in their retail stores, retailers had anticipated that this new format would be a driver for new music sales.

         During the third quarter, the Company will take a one-time, after-tax charge of $5.3 million for the write down of its investment in Data Play. The charge will impact the third quarter by $0.13 per share resulting in a total net loss of between $0.34 and $0.36 per share.

         The Company also commented on the remainder of the year. "While we remain cautious about consumer spending in this current economic environment, we are optimistic about the holiday season that will benefit from a strong lineup of new releases and the installation of our listening and viewing stations," said Robert J. Higgins, Trans World's Chairman and Chief Executive Officer

         For the fourth quarter of 2002, the company expects flat to low, single-digit negative comparable store sales, and earnings per share of between $0.65 and $0.70. For the year, before the one-time Data Play charge, the company expects earnings per share of between $0.12 and $0.17 and, after the one-time charge, earnings per share of between $0.00 and $0.05.

         Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.fye.com. In addition to its mall locations, operated under the FYE (FOR YOUR ENTERTAINMENT) brand, the Company also operates freestanding locations under the names COCONUTS MUSIC AND MOVIES, STRAWBERRIES MUSIC, SPEC'S and PLANET MUSIC.

CERTAIN STATEMENTS IN THIS RELEASE SET FORTH MANAGEMENT'S INTENTIONS, PLANS, BELIEFS, EXPECTATIONS OR PREDICTIONS OF THE FUTURE BASED ON CURRENT FACTS AND ANALYSES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH STATEMENTS. ADDITIONAL INFORMATION ON FACTORS THAT MAY AFFECT THE BUSINESS AND FINANCIAL RESULTS OF THE COMPANY CAN BE FOUND IN FILINGS OF THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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